Exhibit 99.1
Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces the Election of Timothy R. Baer and Dorlisa K. Flur to the Board of Directors

DENTON, Texas, January 31, 2020 -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that Timothy R. Baer; Former Executive Vice President, Chief Legal Officer and Corporate Secretary of Target Corporation; and Dorlisa K. Flur; Former Chief Strategy and Transformation Officer of Southeastern Grocers, Inc.; were elected to the Board of Directors at the Company’s Annual Meeting of stockholders.

“I am extremely pleased to welcome both Dorlisa and Tim to the Board,” stated Bob McMaster, Chairman of the Board of Directors. “With their combined retail and transformation experience, I am confident that both Dorlisa and Tim will make valuable contributions to our Board to help drive SBH’s transformation as well as shaping the Company’s strategy going forward.”

Mr. Baer founded and has been Managing Partner of TRB Partners LLC since 2017 and of TRB Law PPLC since 2019. In addition, Mr. Baer has served as Co-Chair of the PJT Camberview Advisory Council since 2017. From 2016 to 2017, Mr. Baer was Senior Advisor to Target Corporation and from 2004 to 2016 he was Target’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Mr. Baer has previously served as a board member for Greater MSP and Greater Twin Cities United Way.

Ms. Flur has served as Senior Advisor to Southeastern Grocers, Inc. since August 2018 and was previously its Chief Strategy and Transformation Officer from August 2016 to July 2018. Prior to that, Ms. Flur served as Executive Vice President, Omnichannel for Belk, Inc. from February 2013 to January 2016, where she integrated stores and e-Commerce and also led supply chain. She was previously Vice Chair, Strategy and Chief Administrative Officer at Family Dollar Stores, Inc. where she held a series of top operational roles including real estate, marketing and merchandising. Ms. Flur is a former partner of McKinsey & Company, Inc. She currently serves as a Director of Hibbett Sports, Inc., where she is a member of its Audit Committee, and United States Cold Storage, Inc., a wholly-owned subsidiary of John Swire & Sons, Ltd.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,072 stores, including 157 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.